CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report for ICM/Isabelle Small Cap Value Fund dated February 26, 2002 (and all references to our firm) included in or made a part of Post-Effective Amendment No. 5 and Amendment No. 5 to Registration Statement File Nos. 333-40819 and 811-8507, respectively.








Boston, Massachusetts
April 30, 2002